SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                              FORM 15

     Certification and Notice of Termination of Registration
         Under Section 12(g) of the Securities Exchange
        Act of 1934 or Suspension of Duty to File Reports
          Under Sections 13 and 15(d) of the Securities
                       Exchange Act of 1934

                   Commission File No. 1-3779

                SAN DIEGO GAS & ELECTRIC COMPANY
        ------------------------------------------------
     (Exact name of registrant as specified in its charter)

                           101 Ash Street
                       San Diego, CA  92101
                           (619) 696-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Common Stock, without par value
   (Title of each class of securities covered by this Form)

          Preference Stock (Cumulative), without par value
                 (except $1.70 and $1.7625 series)
             Cumulative Preferred Stock, $20 par value
                      (except 4.60% series)
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [x]  Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]  Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)   [ ]  Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]  Rule 15d-6             [ ]
     Rule 12h-3(b)(1)(i)   [x]

    Approximate number of holders of record as of the
certification or notice date:
                               1
------------------------------------------------------------

     Pursuant to the requirements of the Securities Exchange
Act of 1934, San Diego Gas & Electric Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 13, 1996      By:/s/ David R.Clark
                                 ---------------------------
                                 David R. Clark
                                 Assistant General Counsel